MATERIAL CHANGE REPORT

Form 53-901F (formerly Form 27) Under Section 85(1) of the British Columbia Securities Act
Form 27 Under Section 118(1) of the Alberta Securities Act
Form 27 Under Section 75(2) of the Ontario Securities Act
Form 27 Under Section 81(2) of the Nova Scotia Securities Act
Form 27 Under Section 73 of the Quebec Securities Act
Form 25 Under Section 84(1)(B) of the Saskatchewan Securities Act
Form 27 Under Section 76(2) of the Newfoundland Securities Act
National Policy 40 Manitoba/New Brunswick/Prince Edward Island/Yukon
(Individually the "Act" and collectively, the "Securities Acts")

1. Reporting Issuer

Full name of the Issuer:

Queenstake Resources Ltd.

The address of the principal office in Canada of the reporting issuer is as follows:

712C - 12th Street

New Westminster, British Columbia V3M 4J6

PHONE: (604) 516-0566

2. Date of Material Change

September 26, 2003

3. Press Release

The date and place(s) of issuance of the press release are as follows:

September 29, 2003

The Press Release was released to The Toronto Stock Exchange being the only exchange upon which the shares of the Issuer are listed, and through various other approved public media.

4. Summary of Material Change(s)

A summary of the nature and substance of the material change is as follows:

On September 26, 2003, the Board of Directors of Queenstake Resources Ltd. (the "Corporation") adopted a shareholder rights plan (the "Plan"), the terms of which are set forth in a Shareholder Rights Plan Agreement (the "Agreement") dated September 26, 2003, between the Corporation and CIBC Mellon Trust Company as rights agent (the "Rights Agent"). The Plan which is effective immediately, will be submitted for ratification by a majority vote of shareholders at the special general meeting to be called by the Corporation. If not ratified by shareholders, the Plan will no longer be effective.

5. Full Description of Material Change

On September 26, 2003, the Board of Directors of the Corporation adopted the Plan, the terms of which are set forth in the Agreement.

Pursuant to the Plan, the Corporation has authorized the issuance of one common share purchase right (a "Right") for each common share (the "Common Shares") of the Corporation outstanding at the close of business on September 29, 2003 (the "Record Time"). The Rights remain attached to and trade with the Common Shares and are not exercisable until the occurrence of certain events. Each Right entitles the registered holder to purchase from the Corporation one Common Share of the Corporation, upon the terms and subject to the conditions set forth in the Agreement.

The Corporation will issue one Right for each Common Share that becomes outstanding between the Record Time and the Separation Date as defined in the Agreement.

As of September 29, 2003, there were 299,330,299 Common Shares of the Corporation outstanding. Also as of September 29, 2003, there were 6,917,350 Common Shares reserved for issuance upon the exercise of outstanding options granted by the Corporation and 75,486,578 Common Shares reserved for issuance upon the exercise of outstanding common share purchase warrants issued by the Corporation.

The Plan is effective as of September 26, 2003, and, subject to ratification by the shareholders within 6 months at a special general meeting, will remain in effect for a period of 10 years, subject to shareholder ratification in the fourth and seventh years. If the Shareholders do not ratify the Plan within 6 months, the Agreement and all Rights will immediately terminate.

The terms and conditions governing the Rights are set forth in the Agreement and are summarized below.

The Rights will cause substantial dilution to a person or group that attempts to acquire the Corporation without proceeding by way of a "Permitted Bid" as defined in the Agreement. The Rights should not interfere with any merger, take over bid or other business combination approved by the Board of Directors of the Corporation since the Board of Directors may, at its option, either waive the Plan with respect to a specific bid or redeem all of the then outstanding Rights at a redemption price of $0.0001 per Right.

The Plan is designed to give adequate time for the Corporation's shareholders to properly assess a bid without undue pressure, and to allow time for competing bids to emerge. The Plan will also give the Corporation's Board of Directors time to consider alternatives designed to allow shareholders to receive full and fair value for their Common Shares and to provide all shareholders with equal treatment in a take over bid. The Plan is also intended to address the jurisdictional gap between the securities laws of Canada and those of the United States, which could form the basis for unequal treatment of shareholders. The Plan will enhance the ability of the Board of Directors to negotiate with an acquiror on behalf of all of the shareholders. The Rights are not intended to prevent all take-overs and should not affect any prospective offeror willing to make a Permitted Bid.

Under the Plan, the acquisition of more than 20% of the voting shares (the "Voting Shares") of the Corporation, other than pursuant to a Permitted Bid, is deterred by potential dilution of the bidder's shareholdings. A Permitted Bid is one made by a person (an "Offeror") for all Voting Shares to all holders of Voting Shares, which remains open for a minimum period of 75 days (a shorter period in the case of a competing permitted bid (a "Competing Permitted Bid")), during which period no tendered shares may be acquired by the Offeror. If more than 50% of the Voting Shares not held by the Offeror are tendered to the bid, the remaining shareholders are given a further 10 days to tender their Voting Shares. The additional 10 day tendering period following a successful bid enables a shareholder's decision to accept or reject a bid to be separated from the decision to tender. Certain lock-up agreements are exempted.

Neither the Board of Directors nor management of the Corporation is aware of any current or pending bid to acquire control of the Corporation.

Summary of Terms and Conditions of the Rights

The following is a general summary of the terms of the Agreement governing the Rights. Capitalized terms used in this summary have the meaning given to them in the Agreement.

General. The Rights will be issued pursuant to the Agreement between the Corporation and the Rights Agent. Each Right entitles the registered holder thereof to purchase from the Corporation one common share at the price of $60 per share, (the "Exercise Price") subject to adjustment, at any time after the Separation Time. If a Flip-in Event occurs, any Rights held by an Acquiring Person will become void upon the occurrence of a Flip-in Event. Eight trading days after the occurrence of the Flip-in Event, each Right (other than those held by the Acquiring Person), will permit the purchase of that number of Common Shares having an aggregate Market Price (as defined in the Plan) equal to twice the Exercise Price for an amount in cash equal to the Exercise Price (which the Plan currently sets at $60). The Rights are not exercisable prior to the Separation Time.

Trading of Rights. Until the Separation Time, the Rights will be evidenced by the certificates for Common Shares and the Rights may be transferred with, and only with, the Common Shares. Until the Separation Time (or earlier termination or expiration of the Rights), the surrender for transfer of a certificate representing Common Shares will also constitute the transfer of the Rights associated with the Common Shares represented by the certificate. As soon as practicable following the Separation Time, separate certificates evidencing the Rights ("Rights Certificates") will be mailed to holders of record of Common Shares as of the close of business at the Separation Time and the separate Rights Certificates will thereafter evidence the Rights.

Separation Time. The Rights will separate and trade apart from the Common Shares and become exercisable at the Separation Time. "Separation Time" generally means the close of business on the eighth business day, following the earlier to occur of: (i) the "Stock Acquisition Date" (which is generally the date that an Acquiring Person acquires 20% or more of the Voting Shares of the Corporation); or (ii) the commencement of, or first public announcement of the intention of any person to commence, a Take-over Bid (other than a Permitted Bid or Competing Permitted Bid); or such earlier or later time as may be determined by the Board of Directors of the Corporation.

Flip-in Event. The acquisition by an Acquiring Person of 20% or more of the Corporation's Shares, other than by way of a Permitted Bid, is referred to as a "Flip-in Event". Any Rights held by an Acquiring Person will become void upon the occurrence of a Flip-in Event. Eight trading days after the occurrence of the Flip-in Event, each Right (other than those held by the Acquiring Person), will permit the purchase of that number of Common Shares having an aggregate Market Price (as defined in the Plan) equal to twice the Exercise Price for an amount in cash equal to the Exercise Price (which the Plan currently sets at $60).

Permitted Bid and Competing Permitted Bid. The requirements for a Permitted Bid include the following:

(a) the take over bid must be made by way of a take over bid circular;

(b) the take over bid must be made for all Common Shares to all shareholders;

(c) the take over bid must be outstanding for a minimum period 75 days and Common Shares of the Corporation tendered pursuant to the takeover bid may not be taken up prior to the expiry of the 75 day period and only if at such time more than 50% of the Common Shares of the Corporation held by shareholders other than the bidder, its affiliates and persons acting jointly or in concert (the "Independent Shareholders") have been tendered to the take over bid and not withdrawn; and

(d) if more than 50% of the Common Shares of the Corporation held by Independent Shareholders are tendered to the take over bid within the 75 day period, the bidder must make a public announcement of that fact and the take over bid must remain open for deposits of the Corporation's Common Shares for an additional 10 business days from the date of such public announcement.

The Plan allows for a competing Permitted Bid (a "Competing Permitted Bid") to be made while a Permitted Bid is in existence. A Competing Permitted Bid must satisfy all the requirements of a Permitted Bid except that it may expire on the same date as the Permitted Bid, subject to the statutory requirement that it be outstanding for a minimum period of 35 days.

Waiver and Redemption. The Board of Directors may, prior to a Flip-in Event, waive the dilutive effects of the Plan in respect of a particular Flip-in Event resulting from a take over bid made by way of a take over bid circular to all holders of the Corporation's Common Shares, in which event such waiver would be deemed also to be a waiver in respect of any other Flip-in Event occurring under a take over bid made by way of take over bid circular to all holders of the Corporation's Common Shares prior to the expiry of the take over bid in respect of which the waiver is granted. The Board of Directors may also waive the Plan in respect of a particular Flip-in Event that has occurred through inadvertence, provided that the Acquiring Person that inadvertently triggered such Flip-in Event reduces its beneficial holdings to less than 20% of the outstanding voting shares of the Corporation within 14 days or such other period as may be specified by the Board of Directors. At any time prior to the occurrence of a Flip-in Event, the Board of Directors may also at its option redeem all, but not less than all, of the outstanding Rights at a price of $0.0001 each.

Amendments. The Corporation is authorized to make amendments to the Plan to correct any clerical or typographical error, or to maintain the validity of the Plan as a result of changes in law or regulation. Prior to the special general meeting of the Corporation's shareholders to ratify the Plan, the Corporation is authorized to amend or supplement the Plan as the Board of Directors may in good faith deem necessary or desirable. The Corporation will issue a press release relating to any significant amendment made to the Plan prior to such special general meeting and will advise the shareholders of any such amendment at such meeting. Other amendments or supplements to the Plan may be made with the prior approval of shareholders or rights holders.

Protection Against Dilution. The Exercise Price, the number and kind of securities subject to purchase upon exercise of each Right and the number of Rights outstanding are subject to adjustment from time to time to prevent dilution in the event of a stock dividend on, or a subdivision, combination or reclassification of, the Common Shares or upon distribution of Common Shares in exchange for existing Common Shares

Rightholder not a Shareholder. Until a Right is exercised, the holder thereof, as such, will have no rights as a shareholder of the Corporation including, without limitation, the right to vote or to receive dividends.

Declaration as to Non-Canadian and Non-U.S. Holders. If in the opinion of the Board of Directors (who may rely upon the advice of counsel) any action or event contemplated by the Agreement would require compliance with the laws of a jurisdiction outside Canada, the Board of Directors acting in good faith may take such actions as it deems appropriate to ensure such compliance. Any obligation of the Corporation or action or event contemplated by the Agreement is subject to applicable law and to the receipt of any requisite approval or consent of any governmental or regulatory authority.

Term. The Agreement and the Rights issued thereunder will expire on March 26, 2004, except that if the Agreement is not confirmed by a majority of the votes cast by shareholders of the Corporation who vote in respect of the adoption of the Plan at a Special General Meeting called to ratify the Plan, and on the fourth and seventh year thereafter, the Agreement and any outstanding Rights shall be of no further force and effect.

6. Reliance on Section 85(2) of the Securities Act (British Columbia), or
    Reliance on Section 118(2) of the Securities Act (Alberta), or
    Reliance on Section 84(2) of the Securities Act, 1988 (Saskatchewan), or
    Reliance on Section 75(3) of the Securities Act (Ontario), or
    Reliance on Section 81(3) of the Securities Act (Nova Scotia), or
    Reliance on National Policy No. 40 (Manitoba), or
    Reliance on Section 74 of the Securities Act (Quebec), or
    Reliance on Section 5 of the Regulation to the Securities Act (Newfoundland), or
    Reliance on National Policy No. 40 (New Brunswick), or
    Reliance on National Policy No. 40 (Prince Edward Island), or
    Reliance on National Policy No. 40 (Yukon).

Not Applicable

7. Omitted Information

Not Applicable

8. Senior Officer

The following senior officer of the Issuer is knowledgeable about the material change and may be contacted by the Commission at the following address and telephone number:

Doris Meyer, Chief Financial Officer, Vice President Finance and Corporate Secretary 712C - 12th Street New Westminster, British Columbia V3M 4J6

PHONE: (604) 516-0566

9. Statement of Senior Officer

The foregoing accurately discloses the material change(s) referred to herein.

DATED at New Westminster, British Columbia, this 1st day of October 2003.

"Doris Meyer"
Doris Meyer, Corporate Secretary

IT IS AN OFFENCE UNDER THE SECURITIES ACT AND THE ALBERTA SECURITIES COMMISSION RULES FOR A PERSON OR COMPANY TO MAKE A STATEMENT IN A DOCUMENT REQUIRED TO BE FILED OR FURNISHED UNDER THE ACT OR THE RULES THAT, AT THE TIME AND IN LIGHT OF CIRCUMSTANCES UNDER WHICH IT IS MADE, IS A MISREPRESENTATION.

ANY FEE PAYABLE TO THE ALBERTA SECURITIES COMMISSION UNDER THE SECURITIES ACT, THE SECURITIES REGULATION AND THE ALBERTA SECURITIES COMMISSION RULES SHALL BE PAID TO THE ALBERTA SECURITIES COMMISSION IN ACCORDANCE WITH THE REQUIREMENTS OF THE FEE SCHEDULE TO THE SECURITIES REGULATION. ANY FAILURE TO ACCOMPANY A FORM OR APPLICATION WITH THE PRESCRIBED FEE SHALL RESULT IN THE RETURN OF THAT FORM OR APPLICATION.

IT IS AN OFFENCE FOR A PERSON TO MAKE A STATEMENT REQUIRED TO BE FILED OR FURNISHED UNDER THE SECURITIES ACT OR THIS REGULATION THAT, AT THE TIME AND IN THE LIGHT OF THE CIRCUMSTANCES UNDER WHICH IT IS MADE, IS A MISREPRESENTATION. [NOVA SCOTIA]

IT IS AN OFFENCE FOR A PERSON TO MAKE A STATEMENT IN A DOCUMENT REQURIED TO BE FILED OR FURNISHED UNDER THE ACT OR THESE REGULATIONS THAT, AT THE TIME AND IN THE LIGHT OF THE CIRCUMSTANCES UNDER WHICH IT IS MADE IS A MISREPRESENTATION. [SASK/NWFD]